EXHIBIT 10.4



                              CLOVER LEAF BANK, SB
                  AMENDED AND RESTATED DIRECTORS' EMERITUS PLAN

     Section 1. Purpose of the Plan.

     The purpose of the Clover Leaf Bank, SB Amended and Restated Directors' Emeritus Plan (the "Plan") is to encourage an orderly transition in the composition of the Board of Directors and to compensate Directors Emeriti who have provided and will continue to provide significant services to Clover Leaf Bank, SB (the "Bank").

     Section 2. Definitions.

     The following terms shall have the meanings set forth below:

     "Annual Director Emeritus Benefit" means the annual retirement fees paid by the Bank to a Director as of the date the Director retires from the Board and becomes a Director Emeritus. The Annual Director Emeritus Benefit shall be equal to at least 80% of the annual fees paid to a Director during his last year of service as a Director. The Annual Director Emeritus Benefit shall be paid to a Director Emeritus for a maximum of five years, provided that the Director
Emeritus continues to perform Emeritus Services for the Bank as a Director Emeritus.

     "Bank" means Clover Leaf Bank, SB or any successor thereto by merger, consolidation, or other reorganization.

     "Board" means the Board of Directors of the Bank.

     "Director" means a member of the Board of Directors of the Bank.

     "Director Emeritus" means a former member of the Board of Directors of the Bank who satisfies the requirements to be a Director Emeritus and who performs Emeritus Services.

     "Emeritus Services" means attending a minimum of one-half of the regular or special Board meetings per year, and providing such other services to the Bank as the Board of Directors may reasonably request.

     "Termination Date" means the date a Director terminates or resigns as a Director.

     Section 3. Qualification; Benefits.

     Any Director over the age of seventy-five  (75) who has a minimum of twenty
(20) years of service as a Director shall be eligible to become a Director Emeritus. Any Director who has attained age seventy-five (75) who desires to become a Director Emeritus must make an election to become a Director Emeritus no later than January 1st of the year following his seventy-fifth (75th) birthday. Any Director who fails to make a Director Emeritus Election within such time period shall not be eligible to become a Director Emeritus.

     A Director Emeritus shall become eligible to receive the first monthly installment of the Annual Director Emeritus Benefit on the first month following the Termination Date. The Annual Director Emeritus Benefit shall be paid by the Bank in twelve (12) monthly installments

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or at such times as the members of the Board of  Directors  receive  their Board fees. Any expenses incurred by a Director Emeritus may be reimbursed provided such expenses are reasonable and approved by a majority vote of the Board of Directors.

     A Director Emeritus must retire as a Director Emeritus and all benefits under this Plan with respect to a particular Director Emeritus shall terminate upon the earlier of (i) the attainment of age eighty (80) or (ii) the completion of five (5) years of service as a Director Emeritus. At the discretion of the Board, a retired Director Emeritus may be appointed as a consultant and may be requested to work with the Board of Directors in that capacity for a period not longer than one year after termination as a Director Emeritus. In the sole discretion of the Board and only in special circumstances as determined by the Board, the Board may request a Director who has not satisfied the minimum years of service on the Board to become a Director Emeritus upon retirement from the Board.

     Section 4. Source of Payments

     All payments under this Plan shall be timely paid from the general funds of the Bank.

     Section 5. Modification

     Modification or amendment to this Plan shall require the affirmative vote of a majority of the total number of members of the Board of Directors.

     Section 6. Successor to the Bank

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Plan, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.